EXHIBIT 10 (D)

AMENDMENT TO THE

BANCORPSOUTH, INC. LONG-TERM EQUITY INCENTIVE PLAN

THIS AMENDMENT TO THE BANCORPSOUTH, INC. LONG-TERM EQUITY INCENTIVE PLAN is adopted by BancorpSouth, Inc. (the “Company”) effective as of October 23, 2013.

RECITALS:

WHEREAS, the Company established the BancorpSouth, Inc. Long-Term Equity Incentive Plan (the “Plan”) effective as of December 28, 1994 and amended and restated the Plan effective as of April 27, 2011, which amendment was approved by the shareholders of the Company;

WHEREAS, the Executive Compensation and Stock Incentive Committee (the “Compensation Committee”) has recommended that the Plan be amended to (i) require shareholder approval of any repricing of outstanding stock options under the Plan, as required by Rule 303A.08 of the Listed Company Manual of the New York Stock Exchange, and (ii) eliminate the six-month performance period and vesting conditions on awards;

WHEREAS, the Plan provides that the Company’s Board of Directors may amend the Plan at any time and the Compensation Committee has determined and reported to the Board of Directors that, under the terms of the Plan, further action is not required for such amendment to become effective;

NOW, THEREFORE, the Plan is hereby amended effective as of October 23, 2013, as follows:

I.Section 1.15 of the Plan is restated as follows:

1.15Performance Period. The period designated by the Committee during which a Participant must satisfy conditions or performance objectives stated in an Award.

II.The following is added as new Section 3.5 to the Plan:

3.5Limitation on Option Repricing. The Committee’s authority hereunder to amend Agreements or otherwise modify an Award is limited in accordance with the Listing Company Manual of the New York Stock Exchange.  Pursuant to Rule 303A.08 thereof, any modification or amendment of an Option that would be treated as a “repricing” shall be effective only upon the approval of the Company’s shareholders.  The term “repricing” for this purpose means any of the following or any other action that has the same effect:

(a)Lowering the exercise price of an Option after it is granted; or

(b)Any other action that is treated as a repricing under generally accepted accounting principles; or

(c)Cancelling an Option at a time when its exercise price exceeds the Fair Market Value of the Stock subject to the Option, in exchange for another Option, Restricted Stock or any other Award that is based on Stock or any other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

III.Section 6.2 of the Plan is restated as follows:

6.2Right to Exercise. An Award shall be exercisable on any date established by the Committee or provided for in an Agreement; provided, however, that Options shall not be exercisable and Stock under any Award shall not be transferable until the vesting and/or performance conditions established by the Committee under the Award have been satisfied.  A Participant must exercise an Incentive Option while the Participant is an employee of the Company or an Affiliate or within the periods that may be specified in the Agreement after termination of employment, death, disability or a “change of control” (as defined in any change of control agreement to which the Company and any such Participant are parties).

[Execution Page Follows]

EXECUTION PAGE

IN WITNESS WHEREOF, the undersigned officer of BancorpSouth, Inc. has executed this AMENDMENT TO THE BANCORPSOUTH, INC. LONG-TERM EQUITY INCENTIVE PLAN, to be effective as of the date first written above.

BANCORPSOUTH, INC.

By: /s/James D. Rollins III

Its: Chief Executive Officer